Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Cytec Industries Inc. on Form S-8 (Nos. 33-80710, 33-85666, and 333-177523) of our report, dated June 23, 2015, on our audits of the financial statements and supplemental schedules of Cytec Employees’ Savings and Profit Sharing Plan as of December 31, 2014 and 2013 and for the year ended December 31, 2014, which report is included in this annual report on Form 11-K filed on or about June 23, 2015.

/s/ EISNERAMPER LLP

Iselin, New Jersey
June 23, 2015